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                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C.  20549

                SCHEDULE 14A INFORMATION
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       PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
           THE SECURITIES EXCHANGE ACT OF 1934

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               (as permitted by Rule 14a-6(e)(2))
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     [_]     Soliciting Material Pursuant to Rule 14a-12

                  CROWN CENTRAL PETROLEUM CORPORATION
                  -----------------------------------
          (Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                [CROWN CENTRAL PETROLEUM LETTERHEAD]



                                   July 27, 2000




Paul A. Novelly
Chairman
Apex Oil Company, Inc.
8182 Maryland Avenue
St. Louis, MO  63105-3721

Dear Mr. Novelly:

          This is in response to your letter (the "Letter") of July 25, 2000. The Letter contains numerous mischaracterizations of the process of the Committee of Independent Directors (the "Committee") of Crown Central Petroleum Corporation ("Crown"), and of our meetings with Apex Oil Company, Inc. ("Apex") and its advisors. Although I do not believe that it is necessary to correct all of your errroneous statements, since Crown has already done so in its proxy statement dated July 20, 2000, I do wish to address certain points and respond to your supposed wish to commence a tender offer for Crown shares.

          The Committee vigorously disagrees with your assertion in the Letter that the evidence of financing presented at our July 14, 2000 meeting effectively removed the conditional nature of your proposal. As you are well aware, and as described in Crown's proxy statement, the letter delivered to the Committee regarding refinancing of Crown's debt contained numerous explicit and substantial conditions to the willingness of that lender to arrange financing. Those express, written conditions cannot lightly be dismissed or orally explained away. Even the written materials provided to the Committee by your own financial advisor characterize your debt refinancing as conditional. Your oral references to letters of credit referred to the EQUITY portion of your offer, not to refinancing Crown's debt.


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          Your attempts to call into question the true purpose of our
July 14 meeting ring disingenuous and are offensive to the Committee. The purpose of this meeting - to assess Apex's financing contingency - was made perfectly clear to you. Despite the Committee's efforts to give Apex yet another chance to demonstrate that Apex had firm financing for its bid, we received financing letters full of conditions. Equally inaccurate is your assertion that the Committee knew or should have known of Rosemore's response to your bid. Rosemore makes its own decisions, and the Committee did not obtain Rosemore's position until after our meeting and after you were given the opportunity to strengthen your bid.

          The Letter also ignores the fact that for months Apex was urged to sign a confidentiality agreement customary for transactions of this type, yet, for whatever reason, failed to do so. Apex's willingness to sign the confidentiality agreement emerged only on the eve of completion of Crown's lengthy strategic review process, and then only on the condition that this process be delayed further.

          With respect to your statements regarding a tender offer for Crown shares, I wish to bring two matters to your attention. First, under the terms of Crown's merger agreement with Rosemore, Inc. and Rosemore Acquisition Corporation, Crown is prohibited from amending or modifying, or proposing to amend or modify, Crown's Rights Agreement dated as of February 1, 2000 (the "Rights Agreement"). However, the Rights Agreement already contains an "Approved Transaction" exemption that permits fair tender offers for 100% of Crown's stock, coupled with a back end merger, to proceed without amendment to the Agreement. Second, should a tender offer for Crown shares actually be made, the Committee would promptly consider all the terms and conditions of this offer as set forth in the definitive offer to purchase, which would specify the percentage of shares the bidder is willing to purchase and contain the federally required disclosures all bidders are required to make for the protection of investors. After consideration of this complete information, the Committee would take such action as is appropriate regarding the Rights Plan for the benefit of all Crown shareholders.

                                   Very truly yours,



                                   /s/ - - Michael F. Dacey
                                   Michael F. Dacey
                                   Chairman
                                   Committee of  Independent Directors